Exhibit 5.2
January 14, 2011
Carriage Services, Inc.
3040 Post Oak Blvd., Suite 300
Houston, Texas 770056
Ladies and Gentlemen:
     I am Executive Vice President, General Counsel and Secretary of Carriage Services, Inc., a Delaware corporation (the “Company”), of which those entities listed on Schedule I hereto, subsidiaries (which subsidiaries are referred to hereinafter as the “Covered Subsidiaries”), and have acted as counsel to the Company and its subsidiaries in connection with the proposed issuance by the Company of up to $230,000,000 in (i) unsecured debt securities of the Company (“Debt Securities”), (ii) shares of preferred stock, par value $.01 per share, of the Company (“Preferred Stock”), (iii) shares of common stock, par value $.01 per share, of the Company (“Common Stock”), (iv) warrants to purchase other securities (“Warrants”) and (v) guarantees of Debt Securities by the certain subsidiaries of the Company, including the Guarantors (“Subsidiary Guarantees”). The Debt Securities, the Preferred Stock, the Common Stock, the Warrants and the Subsidiary Guarantees are referred to collectively as the “Securities” and individually as a “Security”). The proposed issuance of the Securities is described in the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company and the subsidiary guarantors named therein (the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), and may be issued and sold from time to time pursuant to Rule 415 under the Act.
     For purposes of the opinions I express below, I have examined the originals or copies, certified or otherwise identified; (i) (x) the certificates or articles of incorporation and bylaws of each of the Covered Guarantors that is corporation and (y) the certificate of formation and limited liability company agreement of each of the Guarantors that is a limited liability company; (ii) the form of Indenture filed as Exhibit 4.1 to the Registration Statement to be executed by the Company, as issuer, the Guarantors, as potential subsidiary guarantors, and the trustee thereunder (the “Senior Indenture”); (iii) the form of Indenture filed as Exhibit 4.2 to the Registration Statement to be executed by the Company, as issuer, the Guarantors, as potential subsidiary guarantors, and the trustee thereunder (the “Subordinated Indenture”); (iv) the Registration Statement and all exhibits thereto and (v) corporate records of the Covered Guarantors, including minute books of the Covered Guarantors, certificates of public officials and of representatives of

Carriage Services, Inc.
January 14, 2011

the Covered Guarantors, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.
     As to various questions of fact material to the opinions expressed below, I have, without independent third party verification of their accuracy, relied in part, and to the extent I deemed reasonably necessary or appropriate, upon the representations and warranties of the Covered Guarantors contained in such documents, records, certificates, instruments or representations furnished or made available to me by the Covered Guarantors.
     In connection with this opinion, I have assumed that (i) the Company and the Guarantors will continue to be incorporated and in existence and good standing in their respective jurisdictions of organization, (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus supplement will have been prepared and filed with the Commission properly describing the Securities offered thereby and will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; (v) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (vi) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, the Guarantors, if applicable, and the other parties thereto and will be an enforceable obligation of the parties thereto; and (vii) any applicable indenture and indenture supplement entered into in connection with the issuance of Debt Securities will comply with applicable law and be enforceable in all respects in accordance with its terms.
     Based on the foregoing, and subject to the limitations and qualifications set forth herein, I am of the opinion that:
     1. With respect to senior Debt Securities to be issued under the Senior Indenture and any supplement to such Senior Indenture entered into in the future (collectively, the “Senior Debt Indenture”) and any Subsidiary Guarantees of such Debt Securities, the Subsidiary Guarantees of the Debt Securities will constitute legal, valid and binding obligations of the Covered Guarantors.
     2. With respect to subordinated Debt Securities to be issued under the Subordinated Indenture and any supplement to such Subordinated Indenture entered into in the future (collectively, the “Subordinated Debt Indenture”) and any Subsidiary

Carriage Services, Inc.
January 14, 2011

Guarantees of such Debt Securities, the Subsidiary Guarantees of the Debt Securities will constitute legal, valid and binding obligations of the Covered Guarantors.
     I have relied as to matters of federal laws of the United States of America, Delaware, New York and Texas law on the opinion of Haynes and Boone, LLP of even date herewith and to be filed as Exhibit 5.1 to the Registration Statement.
     I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the prospectuses forming a part of the Registration Statement. In giving this consent, I do not hereby admit I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ J. Bradly Green
J. Bradley Green, Executive Vice President, General Counsel & Secretary Carriage Services, Inc.

Schedule I
Guarantors

Jurisdiction of
Exact Name of Guarantors	Incorporation/Organization
Carriage Funeral Services of Michigan, Inc.	Michigan
Carriage Funeral Services of Kentucky, Inc.	Kentucky
Carriage Funeral Services of California, Inc.	California
Carriage Cemetery Services of Idaho, Inc.	Idaho
Wilson & Kratzer Mortuaries	California
Rolling Hills Memorial Park	California
Carriage Services of Connecticut, Inc.	Connecticut
CSI Funeral Services of Massachusetts, Inc.	Massachusetts
CHC Insurance Agency of Ohio, Inc.	Ohio
Barnett Demrow & Ernst, Inc.	Kentucky
Carriage Services of New Mexico, Inc.	New Mexico
Forastiere Family Funeral Services, Inc.	Massachusetts
Carriage Services of Oklahoma, L.L.C.	Oklahoma
Carriage Services of Nevada, Inc.	Nevada
Hubbard Funeral Home, Inc.	Maryland
Carriage Municipal Cemetery Services of Nevada, Inc.	Nevada
Carriage Cemetery Services of California, Inc.	California
Carriage Insurance Agency of Massachusetts, Inc.	Massachusetts
Cochrane’s Chapel of the Roses, Inc.	California
Horizon Cremation Society, Inc.	California
Cloverdale Park, Inc.	Idaho
Cataudella Funeral Home, Inc.	Massachusetts